XM Satellite Radio Holdings Inc. Revises Subscriber Guidance for 2006,

Reaffirms Guidance For Positive Operating Cash Flow

WASHINGTON, May 24, 2006 — XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported a change to its subscriber and financial guidance for 2006, projecting that it will end 2006 with 8.5 million subscribers, resulting in subscriber revenues of $835 million and EBITDA loss (excluding stock-based compensation, other income/expense, equity in net losses of affiliates, and loss from deleveraging transactions) of $235 million. XM reaffirmed that it remains on track to have positive cash flow from operations for the fourth quarter of 2006 and on an annual basis for 2007.

“Subscriber growth for the first quarter of 2006 was consistent with our initial guidance of nine million subscribers by the end of 2006,” said Hugh Panero, President and CEO of XM Satellite Radio. “Although XM has regained retail market share since the first of the year, the satellite radio category has seen an overall softness at retail during the second quarter to date, and we have been later than anticipated with broad availability of our new products.”

The revised guidance of 8.5 million subscribers represents growth of more than 40 percent over the course of the year. The revised subscriber guidance leads to a reduction in subscriber revenues and a narrower EBITDA loss for the year. XM expects to add a total of more than 2.5 million net new subscribers this year. XM ended 2005 with 5,932,957 subscribers, and the company added more than 568,000 net new subscribers during the first quarter of 2006 for a total of more than 6.5 million subscribers. XM is currently working through regulatory and legal challenges, the resolution of which could affect future product availability and operating results, and require us to review this revised guidance.

XM Chairman of the Board Gary Parsons is scheduled to speak today at the Morgan Stanley 11th Annual Media & Communications Conference in Washington, D.C. at 2:45 pm ET. A live web cast will be available on the XM web site (www.xmradio.com/about/about_us.html; click on “Investor Information”).

About XM Satellite Radio

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 6.5 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2006 lineup includes more than 170 digital channels of choice from coast to coast: the most commercial-free music, premier sports, talk, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan, Porsche, Suzuki, Subaru, and Volkswagen/Audi, is available in more than 130 different vehicle models for 2006. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, regulatory inquiries and litigation, product availability, the potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-3-06. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.